Exhibit 10.1
Notice of Grant of Award and Award Agreement	Shoe Carnival, Inc. ID: 35-1736614 7500 E. Columbia Street Evansville, IN 47715

[Name] [Address]	Award Number: Plan: 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan") ID:

Effective [Grant Date], you have been granted a restricted stock award (this "Award") of [Number of Shares] shares (the "Shares") of Shoe Carnival, Inc. (the "Company") common stock. The value of the award on the date of grant is $[            ].
Except as otherwise set forth herein or in the 2000 Plan, the Restricted Period (as defined in the 2000 Plan) shall expire as to, and [insert fraction] of the Shares shall vest, on [each of][insert description of vesting date(s)].
While the Shares will be registered in your name and you will have the right to vote the Shares and to receive such dividends as set forth in the 2000 Plan, the Shares will be held by the Company until the Restricted Period has expired. The Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered until the Restricted Period has expired.
If you cease to maintain Continuous Service (as defined in the 2000 Plan) by reason of death or total or partial disability prior to the expiration of the Restricted Period, the Restricted Period with respect to the Ratable Portion of the Shares, as determined in accordance with the 2000 Plan, shall expire, and the Ratable Portion of the Shares shall vest and shall not be forfeited; all of the non-Ratable Portion of the Shares shall automatically be forfeited and returned to the Company. If you cease to maintain Continuous Service due to a termination by the Company without Cause or by you for Good Reason (each as defined in your [Amended and Restated] Employment and Noncompetition Agreement dated [                         ]), the Restricted Period on all Shares shall expire and all Shares shall become fully vested.  If you cease to maintain Continuous Service for any other reason, all Shares that remain subject to the Restricted Period set forth above at the time of such termination of Continuous Service will automatically be forfeited and returned to the Company.
In the event of a Change in Control (as defined in the 2000 Plan):

·
If and to the extent that this Award is not continued, assumed or replaced in connection with the Change in Control, the Restricted Period on all Shares shall expire and all Shares shall become fully vested.

·
If and to the extent that this Award is continued, assumed or replaced in connection with the Change in Control (with such adjustments as may be required or permitted by the 2000 Plan), this Award or replacement therefor shall remain outstanding and shall vest subject to your Continuous Service through the Restricted Period; provided, however, that if within 24 months after the Change in Control you cease to maintain Continuous Service due to a termination by the Company without Cause or by you for Good Reason, the Restricted Period on all Shares shall expire and all Shares shall become fully vested.

By your signature and the Company's signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the 2000 Plan and the Award Agreement. A copy of the 2000 Plan has been provided or otherwise made available to you and is incorporated herein by reference and made a part of this document.

______________________________________________________ Shoe Carnival, Inc. ______________________________________________________ [Name of Award Recipient]	_____________________________________________ Date _____________________________________________ Date